Exhibit ___

Lender Member Registration Agreement

The following terms constitute a binding agreement (the "Agreement") by and between you (“you” or “Lender Member”) and Semble, Inc., a Nevada corporation ("Semble", "we" or "us") (each a “Party” and together the “Parties”). This Agreement will govern all purchases of Non-Recourse Borrower Payment Dependent Notes (the “Notes”) that you may, from time to time, purchase from Semble. Please read this Agreement, the terms of use (the "Terms of Use") on Semble’s website at www.semble.com and any subdomain thereof (the “Site”) and the Prospectus for any offering of Notes you commit to purchase, and print and retain a copy of these documents for your records. By signing electronically below, you agree to become a Semble Lender Member, and agree to the following terms together with the Terms of Use, consent to our privacy policy, agree to transact business with us and receive communications relating to the Notes electronically, and agree to have any dispute with us resolved by binding arbitration.

Semble has filed and in the future may file with the U.S. Securities and Exchange Commission registration statements on Form S-1 (each which may be amended from time to time, and each a "Registration Statement" and all together the “Registration Statements”) to register the offering and sale of Notes issued by Semble. Each Registration Statement is and will be for a separate offering of Notes.  The Registration Statements will include a prospectus related to the offering of the Notes by Semble (as supplemented from time to time, each a “Prospectus”), which are available on the Site. You acknowledge that the Registration Statements are available for viewing by you, and that you have been instructed that the Registration Statements may be viewed by you on the Site or at www.sec.gov.

In consideration of the covenants, agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. Purchase of Notes. Subject to the terms and conditions of this Agreement, we will provide you, the Lender Member, the opportunity through the Site:

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To review requests by not-for-profit organizations, for secured or unsecured commercial loans (the "Borrower Member Loans" or “Borrower Loans”) that Semble has received from its borrower members (the "Borrower Members");

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To purchase Notes with minimum commitment of one thousand and 00/100 dollars ($1000.00) through the Site, each such Note associated with, and dependent upon, a specific Borrower Loan; and

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To instruct Semble to apply the proceeds from the sale of each Note you purchase to the origination and funding of a specific Borrower Member Loan you have designated on the Site.

The purchase price for any Notes you purchase through the Site will equal one hundred percent (100%) of the principal amount of the Notes that you decide to purchase. The Notes shall be issued pursuant to a trust indenture (the "Indenture") between Semble and a trustee.

You must commit to purchase a Note through the Site to fund a Borrower Member Loan prior to the origination of that Borrower Member Loan. At the time you commit to purchase a Note you must have sufficient funds in your account with Semble to complete the purchase, and you will not have access to those funds after you make a purchase commitment unless and until Semble has notified you that the Borrower Member Loan will not be funded. Once you make a Note purchase commitment, it is irrevocable unless and until Semble has notified you that the Borrower Member Loan will not be funded and will not close. If the Borrower Member Loan does not fund and does not close, then Semble will inform you and release you from your Note purchase commitment.

2. Issuance. Each time you purchase a Note, it will be issued immediately following the closing of the Borrower Member Loan that you have designated Semble to fund with the proceeds of your Note. Borrower Member Loans generally close at the end of the loan request/commitment period which is set forth in the Borrower Member’s loan request posting unless (1) the Borrower Member withdraws the Borrower Member Loan request prior to closing, in which case Semble will release you, upon the withdrawal, from your Note purchase commitment; (2) Lender Member commitments for the entire amount of the Borrower Member’s loan request have been received earlier than the end of the loan request period, in which case the Borrower Member Loan will close earlier; (3) the loan request period expires without the loan request receiving sufficient Note purchase commitments to fund and close; or (4) the loan request is canceled by Semble for reasons relating to the operation and integrity of the Site; for example if there is attempted fraud or the Borrower Member fails to verify information upon request by Semble.

3. Terms of the Notes. The Notes shall have the terms and conditions described in the Indenture,   the Prospectus and the Note, which are exhibits to the Registration Statement filed for each particular offering of Notes and which are available for you to review on the Site or at www.sec.gov. The interest rate, maturity and other terms of the corresponding Borrower Member Loans will be described in the Borrower Members’ loan requests on the Site, Borrower agreements, loan agreements, and the corresponding Borrower note. You, the Lender Member, understand and acknowledge that we may in our sole discretion, at any time and from time to time, charge off any Borrower Member Loan that is more than 180 days delinquent.

4. Limited Remedy, Cure and Repurchase Obligation. In the event of a breach by us, of any of the foregoing representations and warranties that materially and adversely affects your interest in a Note sold to you under this Agreement, we shall (i) cure the breach, if the breach is capable of cure, (ii) repurchase the Note from you, or (iii) indemnify and hold you harmless against all losses (including losses resulting from the non-payment of the Note), damages, expenses, legal fees, costs and judgments resulting from any claim, demand or defense arising as a result of the breach.  The decision whether a breach is susceptible to cure, or whether we shall cure or repurchase a Note or indemnify you with respect to the Note, shall be in Semble’s sole discretion.  Upon discovery by Semble of any such breach of the foregoing representations and warranties requiring cure, repurchase of the Note or indemnification, we shall give you notice of the breach, and of our election to cure or repurchase the Note, no later than ninety (90) days (120 days in the event we elect to repurchase due to verifiable identity theft by the Borrower)after our discovery of the breach.  In the event we repurchase a Note due to a breach of our representations and warranties or due to a material default of a Borrower Loan resulting from verifiable identity theft, we will pay you a repurchase price equal to the remaining outstanding principal balance of the Note as of the date of repurchase.  The repurchase price will be paid to you by remittance into the Semble funding account, and those funds will be available to you for further bidding or withdrawal by you.  Upon any such repurchase, the Note shall be transferred and assigned by you to Semble, in each case without recourse, and you authorize and agree that Semble may execute any endorsements or assignments necessary to effectuate the transfer and assignment of the Note.  Our obligation to cure, repurchase a Note or indemnify you for a breach of the foregoing representations and warranties, or a repurchase related to verifiable identity theft by the Borrower, pursuant to this section is your sole remedy with respect to a breach of Semble’s representations and warranties.

5. Your Covenants and Acknowledgements. You agree that you have no right to, and shall not make any attempt, directly or through any third party, to collect from the Borrower Members on your Notes or the corresponding Borrower Member Loans. YOU UNDERSTAND AND ACKNOWLEDGE THAT BORROWER MEMBERS MAY DEFAULT ON THEIR PAYMENT OBLIGATIONS UNDER THE BORROWER MEMBER LOANS AND THAT SUCH DEFAULTS MAY REDUCE THE AMOUNTS, IF ANY, YOU MAY RECEIVE UNDER THE TERMS OF ANY NOTES YOU HOLD ASSOCIATED WITH SUCH BORROWER MEMBER LOANS. You and Semble agree that the Notes are intended to be the indebtedness of Semble for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the Notes for tax, accounting, or other purposes, unless required by law. You further acknowledge that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described in the Prospectus. You acknowledge that you are prepared to bear the risk of loss of your entire purchase price for any Notes you purchase.

6. Your Financial Suitability Acknowledgments, Representations, Warranties, and Covenants. You represent and warrant that you satisfy any applicable minimum financial suitability standards and maximum investment limits, each as set forth below or as may be set forth in a Prospectus or any Prospectus supplement on the Site, and you agree to provide any additional documentation reasonably requested by us, as may be required by the securities administrators of certain states, to confirm that you meet such minimum financial suitability standards and maximum investment limits.  You understand that the Notes will not be listed on any securities exchange, that there may be no, or only a limited, note trading platform for the Notes, that any trading of Notes must be conducted in accordance with federal and applicable state securities laws, and any requirements instituted by Semble, and that Note purchasers should be prepared to hold the Notes they purchase until the Notes mature.

7. Semble’s Representations and Warranties. Semble represents and warrants to you, as of the date of this Agreement and as of any date that you commit to purchase Notes, that: (a) it is duly organized and is validly existing as a corporation in good standing under the laws of Nevada and has corporate power to enter into and perform its obligations under this Agreement; (b) this

Agreement has been duly authorized, executed and delivered by Semble; (c) the Indenture has been duly authorized by Semble and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of Semble, enforceable against Semble in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws; (d) the Notes, being offered by Semble at any given time, have been duly authorized and, following payment of the purchase price by you and electronic execution, authentication and delivery to you, will constitute valid and binding obligations of Semble enforceable against Semble in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws; and (e) it has complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Notes.

PAYMENT ON THE NOTES, IF ANY, DEPENDS ENTIRELY UPON THE RECEIPT OF PAYMENTS BY SEMBLE IN RESPECT OF THE CORRESPONDING BORROWER MEMBER LOAN. SEMBLE DOES NOT WARRANT OR GUARANTEE IN ANY MANNER THAT YOU WILL RECEIVE ALL OR ANY PORTION OF THE PRINCIPAL OR INTEREST YOU EXPECT TO RECEIVE ON ANY NOTE OR REALIZE ANY PARTICULAR OR EXPECTED RATE OF RETURN. THE AMOUNT YOU RECEIVE ON YOUR NOTE, IF ANY, IS SPECIFICALLY RESTRICTED TO PAYMENTS MADE BY US EQUAL TO THE PAYMENTS MADE BY THE BORROWER MEMBER UNDER A BORROWER MEMBER LOAN TO WHICH YOU COMMITTED, NET OF OUR SERVICE FEE ON ALL BORROWER INTEREST PAYMENTS. SEMBLE DOES NOT MAKE ANY REPRESENTATIONS AS TO A BORROWER MEMBER'S ABILITY TO PAY AND DOES NOT ACT AS A GUARANTOR OF ANY CORRESPONDING BORROWER MEMBER LOAN PAYMENT OR PAYMENTS BY ANY BORROWER MEMBER.

8. Your Representations and Warranties. You represent and warrant to Semble, as of the date of this Agreement and/or (as contextually appropriate) as of any date that you commit to purchase any Notes, that: (a) you have the power to enter into and perform your obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by you; (c) you have received the Prospectus for the offering of Notes for which you make a commitment to purchase, the Indenture, and the form of the Note for the offering of Notes for which you make a commitment to purchase; (d) in connection with this Agreement, you have complied, and will comply, in all material respects with applicable federal, state and local laws; and (e) you have made your decisions in connection with your consideration of any Note purchases from Semble in compliance with any applicable state or local laws, regulations, rules or ordinances concerning the purchase of Notes from Semble.

9. No Advisory Relationship. You acknowledge and agree that the purchase and sale of any Notes pursuant to this Agreement is an arms-length transaction between you and Semble. In connection with the purchase and sale of the Notes, Semble is not acting as your agent or fiduciary. Semble assumes no advisory or fiduciary responsibility in your favor in connection with the purchase and sale of the Notes. Semble has not provided you with any legal, accounting, regulatory or tax advice with respect to the Notes. You have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

10. Limitations on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THIS AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

11. Further Assurances. The Parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

12. Entire Agreement. Except as otherwise expressly provided herein, this Agreement represents the entire agreement between you and Semble regarding the subject matter hereof and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us.

13. Consent to Electronic Transactions and Disclosures. Because Semble operates only on the Internet, it is necessary for you to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Site or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning the Disclosures.

Electronic Communications. Any Disclosures will be provided to you electronically through semble.com either on our web site or via electronic mail to the verified email address you provided. If you require paper copies of such Disclosures, you may write to us at the mailing address provided below and a paper copy will be sent to you.

Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions, such as Internet Explorer 8.0 or above, Google Chrome, Mozilla Firefox, Apple Safari, or the equivalent software; and hardware capable of running this software.

Withdrawing Consent. You may withdraw your consent to receive Disclosures electronically by contacting us at the address below. If you have already purchased one or more Notes, all previously agreed to terms and conditions will remain in effect, and we will send paper copies of Disclosures to your verified home address provided during registration.

How to Contact Us regarding Electronic Disclosures. You can contact us via email at compliance@semble.com or by calling Member Support at 877-973-6253. You may also reach us in writing to us at the following address: Semble, Inc., 188 -106th Avenue NE Suite 650, Bellevue, WA 98004, Attention: Compliance.

You will keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered email address changes, you must notify us of the change by sending an email to support@semble.com or calling 877-973-6253. If you change your registered residence/mailing address and telephone you also agree to update that information on the Site.

You will print a copy of this Agreement for your records and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Site.

14. Notices. All notices, requests, demands, required disclosures and other communications from Semble to you will be transmitted to you only by e-mail to the e-mail address you have registered on the Site or will be posted on the Site, and shall be deemed to have been duly given and effective upon transmission or posting. All notices, required disclosures and other communications from [__________________________________], the trustee under the Indenture for the Notes (the “Trustee”) to you will be transmitted to you only by e-mail to the e-mail address you have registered on the Site. If your registered e-mail address changes, you must notify Semble promptly. You also agree to promptly update your registered residence/mailing address on the Site if you change your residence. You shall send all notices or other communications required to be given hereunder to Semble via email at compliance@semble.com or by writing to: Semble, Inc., 188 – 106th Avenue NE, Suite 650, Bellevue, WA 98004, Attention: Compliance. You may call Semble at 877-973-6253, but calling may not satisfy your obligation to provide notice hereunder or otherwise preserve your rights.

15. Miscellaneous. The terms of this Agreement shall survive until the maturity of the Notes purchased by you. The Parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights or responsibilities under this Agreement to any person without Semble's prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this section shall be null and void. This Agreement shall be governed by the laws of the State of Washington without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time subsequent to the date hereof, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.

16. Arbitration.

a. Either Party to this Agreement may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section 16 (the "Arbitration Provision"), unless you opt out as provided in section 16(b) below. As used in this Arbitration Provision, "Claim" shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you) on the one hand, and Semble (or persons claiming through or connected with Semble) on the other hand, relating to or arising out of this Agreement, any Note, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of section 16(f) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

b. You may opt out of this Arbitration Provision for all purposes by sending an arbitration opt out notice to Semble, Inc., 188 – 106th Avenue NE, Suite 650, Bellevue, WA 98004, Attention: Loan Processing Department, that is received at the specified address within 30 days of the date of your electronic acceptance of the terms of this Agreement. The opt out notice must clearly state that you are rejecting arbitration; identify the Agreement to which it applies by date; provide your name, address, and social security number; and be signed by you. You may send the opt out notice in any manner you see fit as long as it is received at the specified address within the specified time. No other methods can be used to opt out of this Arbitration Provision. If the opt out notice is sent on your behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on your behalf.

c. The Party initiating arbitration shall do so with the American Arbitration Association (the "AAA") or Judicial Arbitration and Mediations Service (“JAMS”). The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

d. If we elect arbitration, we shall pay all the administrators filing costs and administrative fees (other than hearing fees). lf you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrators rules. We shall pay the administrators hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrators rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each Party shall bear the expense of its own attorneys’ fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

e. Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrators rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (FAA), and may be entered as a judgment in any court of competent jurisdiction.

f. We agree not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (a) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; nor (b) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this section 16(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this section 16(f) shall be determined exclusively by a court and not by the administrator or any arbitrator.

g. This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

h. This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the Parties; (ii) the bankruptcy or insolvency of any Party or other person; and (iii) any transfer of any loan or Note or any other promissory note(s) which you owe, or any amounts owed on such loans or notes, to any other person or entity. If any portion of this Arbitration Provision other than section 16(f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in section 16(f) are finally adjudicated pursuant to the last sentence of section 16(f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY.

17. Waiver of Jury Trial. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE CORRESPONDING MEMBER LOAN OR ANY OTHER AGREEMENTS RELATED THERETO.

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